Exhibit(p)(15)

                        TURNER INVESTMENT PARTNERS, INC.
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                     PERSONAL TRADING POLICY/CODE OF ETHICS
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                              Dated July 10, 2003

A. Personal investments: An employee should consider himself the beneficial owner of those securities held by him, his spouse, his minor children, a relative who shares his house, or persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

B. Employees are barred from purchasing any securities (to include Common Stock and related Options, Convertible securities, Options, or Futures on Indexes) in which the firm has either a long or short position. If an employee owns a position in any security, he must get written pre-clearance from the Chairman or President to add to or sell the position. ALL SECURITY TRANSACTIONS (BUY OR SELL) REQUIRE WRITTEN CLEARANCE IN ADVANCE. Approval is good for 48 hours; if a trade has not been executed, subsequent approvals are necessary until the trade is executed. The Exception Committee (the Chairman, Vice Chairman, President, and Director of Compliance) must approve any exceptions to this rule.

C. Employees may not purchase initial public offerings. Private placements/Limited partnerships require written pre-clearance. Mutual Fund holdings are excluded from pre-clearance and reporting. IRA's, and Rollover IRA's that are self-directed (i.e. stocks or bonds, not mutual funds), and ESOP's (Employee stock ownership plans) require pre-clearance.

D. Blackout Restrictions: Employees are subject to the following restrictions when their purchases and sales of securities coincide with trades of Turner Clients (including investment companies):

      1. Purchases and sales within three days following a client trade. Employees are prohibited from purchasing or selling any security within three calendar days after a client transaction in the same (or a related) security. The Exception Committee must approve exceptions. If an employee makes a prohibited transaction without an exception the employee must unwind the transaction and relinquish any gain from the transaction to charity.

      2. Purchases within seven days before a client purchase. An employee who purchases a security within seven calendar days before a client purchases the same (or a related) security is prohibited from selling the security of a period of six months following the client's trade. The Exception Committee must approve exceptions. If an employee makes a prohibited sale without an exception within the six-month period, the employee must relinquish any gain from the transaction to charity. 3. Sales within seven days before a client sale. An employee who sells a security within seven days before a client sells the same (or a related) security must relinquish to charity the difference between the employee's sale price and the client's sale price (assuming the employee's sale price is higher).

      4.    These   restrictions   do  not  apply  to   proprietary   investment
            partnerships  for  which the


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            firm acts as an adviser in which the officers  and  employees of the adviser have an equity interest of less than 50%.

E. Short Term Trading Rule - Employees may not take profits in any security in less than 60 days (includes Options, Convertibles and Futures). If an individual must trade with in this period, the Exception Committee must grant approval or the employee must relinquish such profits to charity. The closing of positions at a loss is not prohibited. Options that are out of the money may be exercised in less than 60 days. The proprietary partnerships may take profits in less than 60 days.

F. Reporting: Consistent with the requirements of the Investment Advisers Act of 1940 - Rules 204-2 (a)(2) and (a)(3), and with the provisions of Rule 17j-1 of the Investment Company Act of 1940, all employees are considered access persons and must submit the following:

            1. Initial Holdings Report - within ten (10) days of hire, all new employees are required to file a signed and dated Initial Holdings Report, setting forth the title, the number of shares, and the principal amount of each covered security in which they have any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account is maintained in which any covered securities are held for their direct or indirect benefit.

            2. Annual Holdings Report - on an annual basis, all employees are required to file within thirty (30) days of year-end a signed and dated Annual Holdings Report listing all securities beneficially owned as of December 31st. Within this Report, all employees must list the title, the number of shares, and the principal amount of each covered security in which they had any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account was maintained in which any covered securities were held for their direct or indirect benefit.

            3. Quarterly Transaction Reports - All employees must submit within ten (10) days following the end of each calendar quarter a signed and dated report listing all transactions executed during that preceding calendar quarter, along with duplicate statements/confirmations. For each transaction, employees are required to list the date, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security involved; the nature of the transaction (i.e., purchase, sale, or other type of acquisition/disposition); the price at which the transaction was effected; and the name of any broker, dealer, or bank through which the transaction was effected. Statements are reviewed by one of the firm's Series 24 principals. Brokerage, IRA's, Rollover IRA's (which are self-directed), ESOP's, private placements, and limited partnerships must all be reported as personal trading.

            4. Annual Certification - All employees are required to certify annually to the Compliance Department that: (i) they have read and understand the Personal Trading Policy/Code of Ethics;
                  (ii) they have complied with all requirements of the Personal Trading Policy/Code of Ethics; and (iii) they have reported all transactions required to be reported under the Personal Trading Policy/Code of Ethics.


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G.    Violation of the Personal  Investments/Code of Ethics policy may result in disciplinary action, up to and including termination of employment.


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                 Trading Disclosures and Holdings Report Policy

As you are aware, Turner must comply with the industry's ethics rules. We may have taken a broader stance than other companies regarding Trading Disclosures and Holdings Reporting, but it is this strict code of ethics and attention to detail that has made Turner what it is today, an employer of choice and leader within our industry.

As employees of Turner, we agree to abide by internal policies and procedures. We must be aware that quarterly Trading Disclosures and Holdings Reporting is a requirement of our employment at Turner.



IT IS YOUR INDIVIDUAL RESPONSIBILITY TO PROVIDE THIS INFORMATION, WITHIN 10 DAYS OF THE CLOSE OF THE QUARTER END.

WE HOLD SPECIAL APPRECIATION FOR THOSE INDIVIDUALS WHO HAVE COMPLIED STRICTLY AND CONSISTENTLY, AND SUPPORT THEIR GOOD EFFORTS IN THAT REGARD.

WE WILL NOT TOLERATE A VIOLATION OF THIS POLICY; THEREFORE A PENALTY MUST BE SET FOR THOSE WHO CONSCIOUSLY DISREGARD THIS POLICY. ANY EMPLOYEE WHO HAS NOT MEET THE REQUIREMENTS OF THE TRADING DISCLOSURES AND HOLDINGS REPORT POLICY AND PROVIDED SUCH INFORMATION TO THE COMPLIANCE DEPARTMENT BY THE CLOSE OF BUSINESS DAY ON THE 10TH DAY AFTER QUARTER END WILL BE SUBJECT TO DISCIPLINARY ACTION. SUCH DISCIPLINARY ACTION MAY INCLUDE A WRITTEN DISCIPLINARY LETTER TO BE INCLUDED IN THE EMPLOYEE'S PERMANENT EMPLOYMENT RECORDS OR A REQUIREMENT THAT THE EMPLOYEE LEAVE THE PREMISES AND STAY AWAY WITHOUT PAY UNTIL THE REPORT HAS BEEN FILED.

Future disregard of this policy by any individual will result in further disciplinary action (including the possibility of termination), the severity depending on the liability such disregard places upon our Firm.



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